Contacts: Donald R. Breivogel, V.P. and Treasurer (812) 468-5345 Robert A. Cole, S.V.P. and CFO (812) 468-5601

AMERICAN GENERAL FINANCE CORPORATION
 REPORTS RECORD EARNINGS

Highlights for the year:

-   Earnings increased 16%
-   Charge-offs improved 26 basis points
-   Receivables grew 6%

EVANSVILLE, IN, January 24, 2001 - American General Finance Corporation reports record earnings for full year 2000 as net income increased 16% to $260 million. The increase was based on controlled quality growth coupled with continued efficiency improvements.

With a $729 million asset increase during 2000, total assets surpassed the $13 billion mark. The asset increase resulted from continued finance receivable growt h including $109 million of growth in the fourth quarter. At December 31, 2000, the portfolio was comprised of 62% real estate loans, 26% non-real estate loans and 12% retail sales finance receivables.

Full year 2000 results demonstrated the effectiveness of the company's credit risk management systems and programs as credit quality measures continued to improve. The charge-off ratio for 2000 was 1.82%, a 26 basis point improvement over the 2.08% 1999 charge-off ratio. For the current quarter, the charge-off ratio was 2.05% compared to 2.20% for fourth quarter 1999. At December 31, 2000, the 60-day plus delinquency ratio was 3.45% compared to 3.37% at September 30, 2000 and 3.50% at December 31, 1999. Both of these measures remain comfortably within the target ranges for all product categories. The allowance for finance receivable losses at period end remained strong at 3.26% of net finance receivables and 1.8 times annual net charge-offs.

Operating expenses as a percentage of average net receivables also improved to 4.73% for the full year 2000 compared to 5.19% for the same period of 1999. These improvements in efficiency are consistent with the operating leverage that has accompanied both the shift towards a higher proportion of real estate loans as well as benefits from the use of technology.

Management is proud of American General Finance Corporation's results for 2000 and the company's position. With a strong branch network of well-trained individuals supported by advanced credit risk management systems, the company expects to continue its growth by maintaining quality receivables and controlling operating expenses.

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American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $13.2 billion and operates 1,305 offices in 41 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to more than 2 million families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report relative to trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate", "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. We have made these forward-looking statements based upon our current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those we anticipated. Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following: (1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) customer responsiveness to both products and distribution channels; (3) competitive, regulatory, accounting, or tax changes that affect the cost of, or demand for, our products; (4) our ability to secure necessary regulatory approvals; (5) our ability to realize projected expense savings; (6) adverse litigation results or resolution of litigation; and (7) the formation of strategic alliances or business combinations among our competitors or business partners. Readers are also directed to other risks and uncertainties discussed in documents we filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

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American General Finance Corporation FINANCIAL HIGHLIGHTS: (Dollars in Millions, Annualized Percentages)(Unaudited)

	For the Three Months Ended December 31		For the Year Ended December 31

	2000	1999	2000	1999
Total Revenues	$485	$444	$1,903	$1,716

Interest Expense	174	151	677	564
Operating Expenses	128	127	526	509
Provision for Finance Receivable Losses	59	55	203	203
Insurance Losses and Loss Adjustments	18	24	88	87

Total Expenses	379	357	1,494	1,363

Income Before Provision for Income Tax	106	87	409	353
Provision for Income Tax	39	32	149	128

Net Income	$ 67	$ 55	$ 260	$ 225
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Finance Charge Yield	14.25%	14.38%	14.19%	14.50%
Charge-off Ratio	2.05%	2.20%	1.82%	2.08%
Risk Adjusted Yield	12.20%	12.18%	12.37%	12.42%

Operating Expenses as a % of Average Net Receivables	4.53%	4.98%	4.73%	5.19%

Return on Assets	2.04%	1.85%	2.01%	1.96%
Return on Equity	14.92%	13.54%	14.81%	13.86%

Charge-off Ratios
Real Estate Loans	0.68%	0.75%	0.64%	0.63%
Non-Real Estate Loans	5.08%	5.69%	4.66%	5.36%
Retail Sales Finance	2.60%	2.65%	2.18%	2.67%
Total Finance Receivables	2.05%	2.20%	1.82%	2.08%

AT:		12/31/00	12/31/99

Total Assets		$13,193	$12,464

Net Finance Receivables
Real Estate Loans		$ 7,041	$ 6,919
Non-Real Estate Loans		2,970	2,526
Retail Sales Finance		1,417	1,312
Total Finance Receivables		$11,428	$10,757

Allowance for Finance Receivable Losses
Balance at End of Period		$373	$385
As a Percentage of Net Finance Receivables		3.26%	3.58%

60-Day+ Delinquency Ratios
Real Estate Loans		3.36%	3.08%
Non-Real Estate Loans		4.40%	5.39%
Retail Sales Finance		1.92%	1.85%
Total Finance Receivables		3.45%	3.50%